EXHIBIT 10(iii)(A)(2)
SUPPLEMENTAL AGREEMENT
SUPPLEMENTAL AGREEMENT made as of September 22, 2004 between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (“Interpublic”) and ELLEN JOHNSON (“Executive”).
W I T N E S S E T H:

WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of April 1, 2004 (hereinafter referred to as the “Agreement”); and
WHEREAS, Interpublic and Executive desire to amend the Agreement;
NOW, THEREFORE, in consideration of the mutual promises herein and in the Agreement set forth, the parties hereto, intending to be legally bound, agree as follows:
1.Section 2.01 of the Agreement is hereby amended in its entirety to read as follows:
“(a)    During the term of employment, Executive will:
(i)Serve as Senior Vice President and Treasurer of Interpublic, with the primary responsibilities for all functions customary for such position and reporting to the Chief Financial Officer of Interpublic;
(ii)Use her reasonable best efforts to promote the interests of Interpublic and devote her full business time and efforts its business and affairs;
(iii)Perform such duties of Treasurer as Interpublic may from time to time assign to her consistent therewith; and
(iv)Serve in such other offices of Interpublic as she may be elected or appointed to consistent therewith reasonably acceptable to her; provided, however, that at all times Executive shall not be required to serve in a position of title, responsibility or compensation junior or subordinate to the then current terms under this Agreement.
(b)    Executive’s services shall be performed at Interpublic’s offices in Manhattan, New York City, New York and Interpublic and the Executive agree that minimal business travel may be necessary for the fulfillment of the Executive’s responsibilities and that business travel will be determined and undertaken at the reasonable discretion of the Executive in consultation with the Chief Financial Officer of Interpublic, provided that refusal to travel will not be grounds for termination for Cause.”
2.Section 3.01 of the Agreement is hereby amended, effective as of today’s date, by deleting “Three Hundred Fifteen Thousand Dollars ($315,000)” therefor.
3.Section 3.03 of the Agreement shall be amended to read in its entirety as follows:
“Commencing calendar year 2004, Interpublic will increase the contribution under Executive’s Capital Accumulation Plan (“CAP”) to Fifty Thousand Dollars ($50,000) per annum, subject to Executive’s execution and delivery of an amended CAP Participation Agreement.”
4.Section 4.01 of the Agreement will be amended to read in its entirety as follows:
“Executive will be eligible during the term of employment to participate in Interpublic’s Annual Management Incentive Plan, or any successor plan, in accordance with the terms and conditions of the Plan established from time to time. Executive shall be eligible for a target award of not less than fifty percent (50%) of her base salary. The actual award, if any, may vary from zero percent (0%) to one hundred fifty percent (150%) of target, and shall be determined by Interpublic based on Company performance, Executive’s individual performance, and management discretion. Executive’s 2004 award is guaranteed at a minimum of Three Hundred Fifty Thousand Dollars ($350,000). This award may be increased based on Executive’s on-going contributions in her prior role and prospective contributions in her role as Treasurer.”
5.Section 4.02 of the Agreement shall be amended to read in its entirety as follows:
“Beginning in 2005, and concurrent with grants to the executive team, Executive shall participate in the Company’s long-term incentive programs with a total expected annual award value at target of Three Hundred Thousand Dollars ($350,000). Such award shall be provided in a manner consistent with those provided to the executive team and may comprise stock options, restricted stock, performance based restricted stock or another form of incentive at the Compensation Committee’s discretion. Awards will be subject to performance and vesting terms and conditions consistent with those generally required of the executive team.”
6.Section 5.02 shall be added to read as follows:

“As soon as practicable after assuming the Treasurer role, Executive will receive a grant of Interpublic restricted stock with an expected value of Fifty Thousand Dollars ($50,000). The actual number of shares will be determined based on the average high and low stock price on the grant date, and will vest on the third anniversary of the date of grant. The grant is subject to the approval of the Compensation Committee.”
7.A new Section 6.05 shall be added to read as follows:
“Executive shall receive up to Three Thousand Dollars ($3,000) as reimbursement for legal fees incurred in connection with the execution of this Agreement.”
8.Section 7.06 shall be amended by deleting all words following “benefits due her hereunder” in the second paragraph and adding the following:
“Provided however that in the event Executive accepts employment with any company owned or controlled by Interpublic during the period in which payments are being made pursuant to this Agreement, all such payments shall cease upon commencement of such employment. Furthermore, if Executive has received a lump-sum payment representing severance under this Agreement and commences employment with another company owned or controlled by Interpublic, Executive agrees to reimburse Employer for any portion of the severance payment that compensates Executive for the subsequent employment period. If, however, Executive’s new salary is lower than the salary upon which the severance payments are based, Executive will continue to receive as severance, or will not be obligated to repay, the difference in salary for the period of overlap.”
9.All references to “The Partnership” in the Agreement shall be deleted and replaced by “Interpublic”:
Except as hereinabove amended, the Agreement shall continue in full force and effect.
This Supplemental Agreement shall be governed by the laws of the State of New York, applicable to contracts made and fully to be performed therein.
THE INTERPUBLIC GROUP OF
COMPANIES, INC.

By:    /s/Timothy Sompolski_____
Name: Timothy Sompolski
Title: Executive Vice President
Human Resources

/s/Ellen Johnson__________
Ellen Johnson